Exhibit 4.2

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of August 31, 2004, among I-MaCS Management, L.L.C., a Texas limited liability company (the “Company”), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS”), the several other individuals and entities named on Schedule I hereto (together with WCAS, each a “Preferred Investor” and collectively the “Preferred Investors”), and each of the other entities and individuals from time to time listed on Schedule II hereto (each a “Common Member” and collectively the “Common Members”). Each of the Preferred Investors and Common Members, together with its successors and permitted assigns, is herein sometimes referred to as a “Member” and collectively as “Members.”

W I T N E S S E T H:

WHEREAS, on August 31, 2004, the Company, Preferred Investors, certain Common Members and certain other persons entered into a Recapitalization Agreement (the “Recapitalization Agreement”), pursuant to which Preferred Investors will purchase from the Company Series A Preferred Units (“Series A Preferred Units”) of the Company;

WHEREAS, it is a condition to the obligation of each such Preferred Investor to purchase Series A Preferred Units under the Recapitalization Agreement that the Company shall have executed and delivered this Agreement;

WHEREAS, in order to fulfill such condition, the Company wishes to execute and deliver this Agreement and grant to Members the registration rights set forth herein with respect to the Common Units of the Company (“Common Units”) from time to time held by the Members (including Common Units from time to time issuable in respect of Series A Preferred Units); and

WHEREAS, prior to a Public Offering (as hereinafter defined) the Company may desire to convert from a Texas limited liability company to a corporation, it is the intent of the parties hereto that the benefits of this Agreement shall be applicable to any securities issued in respect of the Restricted Securities (as hereinafter defined) in connection with such reorganization as contemplated by Section 8(h) hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“IPO Date” means the first date on which Common Units shall have been sold by the Company in a Public Offering.

“Public Offering” means the sale of Common Units to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any successor form) filed under the Securities Act.

“Restricted Securities” means, at any time, (i) all Common Units now or hereafter held by the Members, including all shares from time to time issued or issuable upon the conversion, exercise or exchange of any securities directly or indirectly convertible into or exercisable or exchangeable for Common Units (other than unvested or out-of-the-money options) that are now or hereafter held by the Members, including the Series A Preferred Units (it being understood that, with respect to any determination hereunder of the number of Common Units at any time held by one or more Members, all such Common Units that are issuable upon any such conversion, exercise or exchange shall be deemed to have been issued at the time of such determination), (ii) all shares acquired by the exercise of any pre-emptive rights, rights of first refusal, or other rights to purchase or acquire securities of the Company, or through a permitted transfer by a Member to another Member, and (iii) any Common Units issuable with respect to the foregoing by way of dividend or distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Common Units, such shares shall cease to be Restricted Securities (i) when a registration statement with respect to the sale of such shares shall have been declared effective under the Securities Act and such shares shall have been disposed of in accordance with such registration statement, (ii) when such shares shall have been sold (other than in a privately negotiated sale) pursuant to Rule 144 or 701 (or any successor provision) under the Securities Act, (iii) when, with respect to the holder thereof, such shares can be sold pursuant to Rule 144 or 701 promulgated under the Securities Act within a six month period in accordance with the limitations set forth in Rule 144(e) promulgated under the Securities Act or (iv) when, with respect to the holder thereof, all such shares held by such holder become eligible for sale under Rule 144(k) of the Securities Act (or any similar or successor rule).

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

The term “shares” as used herein with respect to Restricted Securities, Common Units or Series A Preferred Units shall mean units thereof.

SECTION 2. Registration Rights.

(a) Demand Registration Rights. Subject to paragraph 2(c) below, if the Company shall at any time on or after the date hereof be requested by WCAS in a writing that states the number of Restricted Securities to be sold and the intended method of disposition thereof (each such written request, a “Demand Request”), to effect a registration under the

Securities Act of all or any portion of the Restricted Securities then held by WCAS or such Preferred Holder, as the case may be, the Company shall immediately notify in writing (each such notice, a “Demand Registration Notice”) each other Member of such proposed registration and shall use its commercially reasonable efforts to register under the Securities Act (each such registration, a “Demand Registration”), for public sale in accordance with the method of disposition specified in such Demand Request, the number of Restricted Securities specified in such Demand Request (plus the number of Restricted Securities specified in any written request for registration of Restricted Securities that is received from each other Member receiving the Demand Registration Notice within 20 days after receipt by such other Member of such Demand Registration Notice). For any Demand Registration, the reasonably anticipated aggregate price to the public of such offering shall exceed $5,000,000. In addition, with the written consent of WCAS, the Company shall be entitled to include in any Demand Registration, for sale in accordance with the method of disposition specified by WCAS, Common Units to be sold by the Company for its own account or for the account of other Members. In the event that the proposed method of disposition specified by WCAS or the Preferred Holder shall be an underwritten public offering, (i) the managing underwriter shall be selected by WCAS and (ii) the number of Restricted Securities to be included in such an offering may be reduced if and to the extent that, in the good faith opinion of the managing underwriter of such offering, inclusion of all shares would adversely affect the marketing (including the offering price) of the Restricted Securities to be sold. In the case of any such reduction, shares shall be included in such offering to the extent so permissible on the following basis: (A) first, all Restricted Securities proposed to be included by the Preferred Investors shall be included (subject to pro rata reduction among the Preferred Investors seeking to include Restricted Securities in such offering based on the number of such Restricted Securities held by the Preferred Investors) and (B) second, to the extent provided above, Common Units proposed to be included by the Company for the account of the Company or Common Members shall be included. The Company shall abandon any Demand Registration upon the request of WCAS and neither the Company nor WCAS shall have any liability to any Member with respect to such abandonment subject to Section 2(d) hereof. Notwithstanding anything else to the contrary contained herein, the Company shall not be required to effect more than two (2) Demand Registrations under this Section 2(a) on Form S-1 or any successor thereto (it being understood that there shall be no limitation on the number of Demand Registrations on Form S-3 or any successor thereto). Nothing in this Agreement shall prevent WCAS from making a request under this Section 2(a) prior to the conversion of Series A Preferred Units.

Notwithstanding anything to the contrary contained herein, the Company shall not be required to use its best efforts to cause a registration statement to be filed or to become effective pursuant to this Section 2(a) during the sixty (60) day period preceding the estimated effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering of Common Stock under the Securities Act (a “Company Filing”) and (ii) during the period starting with the filing of, and ending on the date which is one hundred and eighty (180) days after such estimated effective date of a Company Filing.

This Section 2 shall not apply to a registration of shares of Common Stock on Form S-4 or Form S-8 or their then equivalent forms relating to an offering of shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or otherwise issuable in connection with any stock option, stock purchase or other employee benefit plan.

(b) Short-Form Registration Qualification. From and after the IPO Date the Company shall use its commercially reasonable efforts to qualify under the provisions of the Securities Act, and thereafter, to continue to qualify at all times, for registration on Form S-3 or any successor thereto. For any registration on Form S-3 (or any successor thereto), the reasonably anticipated aggregate price to the public of such offering on Form S-3 shall exceed $5,000,000.

(c) Certain Provisions Relating to Demand Registrations. In connection with a Demand Registration, the Company shall be obligated to effect such Demand Registration in accordance with the following provisions:

(i) the obligations of the Company under Section 2(a) above to effect a Demand Registration shall be deemed satisfied only when a registration statement covering all of the Restricted Securities specified in the applicable Demand Request and in each notice delivered by any other Member requesting registration of Restricted Securities in response to the Demand Registration Notice for sale in accordance with the intended method of disposition specified by WCAS in the Demand Request shall have become effective and remained effective through the end of the period of distribution of the registration contemplated thereby (determined as provided in the last paragraph of Section 2(f));

(ii) except for registrations on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto), the Company will not effect any other registration of its Common Units, whether for its own account or that of other holders, from the date of receipt of a Demand Request until the completion of the period of distribution of the registration contemplated thereby (determined as provided in the last paragraph of Section 2(f)); and

(iii) Notwithstanding the provisions of Section 2(a), the Company shall not be required to pay for any expenses of any registration begun pursuant to this Section 2 if the registration request is subsequently withdrawn at the request of WCAS, unless WCAS agrees to forfeit its right to one (1) Demand Registration pursuant to this Section 2 (in which case such right shall be forfeited by all Members); provided, further, however, that if (x) at the time of such withdrawal, any of the Members have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Members at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or (y) the underwriters advise the Company and the Members that the offering is not practicable due to the Company’s failure to cooperate with the underwriters so as to effect the registration, then the Members shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.

(d) Piggyback Registration Rights. If at any time after the IPO Date the Company proposes to register any of its Common Units or any other equity securities (or other securities convertible into equity securities) of the Company under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (other than a Demand Registration or a registration on Form S-4 or Form S-8 promulgated under the

Securities Act (or any successor forms thereto) or any other form not available for registering the Restricted Securities for sale to the public), it will give written notice (each such notice a “Piggyback Notice”) to each Member of its intention to do so as soon as practicable prior to the filing of such registration statement with the Commission. Upon the written request of any Member, given within 20 days after receipt by such Member of the Piggyback Notice, to register any of its Restricted Securities (which request shall state the number of Restricted Securities to be so registered and the intended method of disposition thereof), the Company will use its commercially reasonable efforts to cause the Restricted Securities, as to which registration shall have been so requested, to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition by such Member of such Restricted Securities so registered; provided, that nothing herein shall prevent the Company from abandoning or delaying such registration at any time. In the event that any registration referred to in this Section 2(d) shall be, in whole or in part, an underwritten public offering, such Restricted Securities shall be included in the underwriting on the same terms and conditions as the shares otherwise being sold through underwriters under such registration. The number of Restricted Securities to be included in such an underwritten offering may be reduced if and to the extent that, in the good faith opinion of the managing underwriter of such offering, inclusion of all shares would adversely affect the marketing (including the offering price) of the shares to be sold; and, in the case of any such reduction, shares shall be included in such offering to the extent so permissible on the following basis: (A) first, all shares proposed to be included by the Company for the account of the Company shall be included, (B) second, all Restricted Securities proposed to be included by the Members shall be included (subject to pro rata reduction among the Members seeking to include Restricted Securities in such offering based on the number of such Restricted Securities held by the Members), and (C) finally, Common Units proposed to be included by the Company for the account of other security holders of the Company shall be included.

(e) Holdback Agreement. Notwithstanding anything to the contrary contained in this Agreement, with respect to any Public Offering by the Company, upon request of the managing underwriter of such offering, each Member shall refrain from selling or otherwise transferring Restricted Securities (other than pursuant to Section 2(a) or 2(d) above) during the period beginning no earlier than the tenth day preceding the effective date of the registration statement for such offering and continuing through the end of the period of distribution of the registration contemplated thereby (determined as provided in the last paragraph of Section 2(f)) and, if requested by any managing underwriter of such offering, to execute a customary lock-up agreement to the effect of the foregoing; provided, that each Member shall, in any event, be entitled to sell or otherwise transfer its Restricted Securities (x) in the case of the Company’s initial Public Offering, commencing on the 180th day after the IPO Date and (y) in the case of any other Public Offering, on the 90th day after shares are first sold to the public in such offering (the “Lock-Up Period”).

Each Member also agrees, without the consent of the managing underwriter of a Public Offering by the Company, not to, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company held by him, her or it (except for any securities sold pursuant to such registration statement) or enter into any “Hedging Transaction” (as defined below) relating to any securities of the Company (including, without limitation, pursuant to Rule 144 under the Securities Act, or any successor similar exemptive rule hereinafter in effect) held by him, her or it for such Lock-Up Period following the effective date of the registration statement of the Company filed under the Act with respect to such offering. For purposes of this Section, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Units.

(f) Certain Registration Procedures. If and whenever the Company is required by the provisions of this Section 2 to use its commercially reasonable efforts to effect the registration of Restricted Securities under the Securities Act, the Company will, as expeditiously as possible:

(i) prepare (and afford the Members Counsel (as hereinafter defined) reasonable opportunity to review and comment thereon) and file with the Commission a registration statement with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective through the end of the period of distribution contemplated thereby (determined as provided in the last paragraph of Section 2(f));

(ii) prepare (and afford the Members Counsel reasonable opportunity to review and comment thereon) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective through the end of period of distribution contemplated thereby (determined as provided in the last paragraph of Section 2(f)) and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Securities covered by such registration statement in accordance with the selling Members’ intended method of disposition set forth in such registration statement through the end of such period of distribution;

(iii) furnish to each selling Member and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Securities covered by such registration statement;

(iv) use its commercially reasonable efforts to register or qualify the Restricted Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as WCAS, the Members Counsel or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request; provided, that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2(f)(iv), (y) subject itself to taxation in any such jurisdiction in which it would not otherwise be subject to taxation but for this Section 2(f)(iv) or (z) consent to general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this Section 2(f)(iv);

(v) immediately notify each selling Member under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing (and upon receipt of any such notice, each selling Member agrees to suspend sales of Restricted Securities covered by such prospectus until such time as the Company notifies it that the prospectus (as supplemented or amended) no longer includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to be make the statements therein not misleading in light of the circumstances then existing);

(vi) use its commercially reasonable efforts (if the offering is underwritten) to furnish, at the request of WCAS or the Members Counsel, on the date that Restricted Securities are delivered to the underwriters for sale pursuant to such registration: (A) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to each selling Member, stating that such registration statement has become effective under the Securities Act and that (1) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (2) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements, the notes thereto, and the financial schedules and other financial and statistical data contained therein) and (3) to such other effects as may reasonably be requested by counsel for the underwriters or by WCAS or the Members Counsel, and (B) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to each selling Member, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters, WCAS or the Members Counsel may reasonably request; and

(vii) make available for inspection by WCAS, any underwriter participating in any distribution pursuant to such registration statement, the Members Counsel and any accountant or other agent retained by WCAS or such underwriters, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by WCAS, the Members Counsel or any of such underwriters, attorneys, accountants or agents in connection with such registration statement and permit WCAS, the Members Counsel and such underwriters, attorneys, accountants or agents to participate in the preparation of such registration statement.

For purposes of Sections 2(c), 2(e), 2(f)(i) and 2(f)(ii) above, the “period of distribution” of Restricted Securities in an underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Securities in any other registration shall be deemed to extend until the sale of all Restricted Securities covered thereby; provided, that (x) in the case of the Company’s initial Public Offering the period of distribution shall not exceed 180 days after the IPO Date and (y) in the case of any other Public Offering the period of distribution shall not exceed 90 days after the shares are first sold to the public in such offering, in each case it being understood that such maximum period of distribution shall be extended to the extent of any period during which sales are suspended under Section 2(f)(v) or 2(j).

(g) Information From Selling Members. In connection with each registration hereunder, Members selling Restricted Securities will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

(h) Underwriting Agreement. In connection with any registration pursuant to this Section 2 that covers an underwritten public offering, the Company and Members selling Restricted Securities each agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters, selling holders and a company of the Company’s size and investment stature; provided, that in the case of any Demand Registration, such agreement shall be satisfactory to WCAS.

(i) Expenses. The Company will pay all Registration Expenses (as defined below) incurred in complying with Section 2 of this Agreement. All Selling Expenses (as defined below) incurred in connection with any registered offering of securities that, pursuant to this Section 2, includes Restricted Securities, shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such persons, including the Company if the Company is a seller, as they may agree. All expenses incident to performance of or compliance by the Company with Section 2 hereof, including, without limitation, all Commission, stock exchange, Nasdaq or National Association of Securities Dealers, Inc. (“NASD”) registration and filing fees (including, without limitation, fees and expenses incurred in connection with the listing of the Common Units of the Company on any securities exchange or exchanges or Nasdaq), printing, distribution and related expenses, fees and disbursements of counsel and independent public accountants for the Company, all reasonable fees and disbursements of one firm counsel for the Members selected by WCAS (or, in the event WCAS is not participating in such registration, such counsel shall be selected by the Members holding a majority of the Restricted Securities proposed to be included in such registration) (the “Members Counsel”), all fees and expenses incurred in connection with compliance with state securities or blue sky laws and the rules of the NASD or any securities exchange, transfer taxes and fees of transfer agents and registrars, but excluding any Selling Expenses, are herein called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Restricted Securities are herein called “Selling Expenses”.

(j) Suspension. For a period not to exceed sixty (60) days, the Company shall not be obligated to prepare and file, or be prevented from delaying or abandoning, a registration statement pursuant to this Agreement at any time when the Company, in its good faith judgment by the Board of Directors with the advice of counsel, reasonably believes:

(i) that the filing thereof at the time requested, or the offering of Restricted Shares pursuant thereto, would materially and adversely affect (a) a pending or scheduled public offering or private placement of the Company’s securities, (b) an acquisition, merger, consolidation or similar transaction by or of the Company, (c) pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions, or (d) the financial condition of the Company in view of the disclosure of any pending or threatened litigation, claim, assessment, governmental investigation or accounting deficiency or irregularity, or deficiency in internal controls and procedures, which may be required thereby; and

(ii) that the failure to disclose any material information with respect to the foregoing would cause a violation of the Securities Act or the Exchange Act.

In the event the Company’s Board of Directors exercises its right to delay or abandon a registration statement as provided herein it shall cause the President or other executive officer of the Company to furnish to the Members a certificate certifying that the Company’s Board of Directors has determined in good faith that one or more conditions of this Section have been satisfied; provided, that the Company may not exercise this right more than once in any twelve (12) month period.

SECTION 3. Indemnification Rights and Obligations In Respect of Registered Offerings of Restricted Securities.

(a) Company Indemnification of Selling Members. In the event of a registration of any Restricted Securities under the Securities Act pursuant to Section 2 of this Agreement, the Company will indemnify and hold harmless each seller of Restricted Securities thereunder and each other person, if any, who controls such seller within the meaning of the Securities Act and each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, (or actions in respect thereof) to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such seller or such controlling person in writing specifically for use in such registration statement or prospectus; provided, further, that the indemnity agreement contained in this Section 3(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Selling Member Indemnification of the Company and the Other Selling Members. In the event of a registration of any Restricted Securities under the Securities Act pursuant to Section 2 of this Agreement, each seller of such Restricted Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, and each other seller of Restricted Securities and each person who controls any such other seller of Restricted Securities, against all losses, claims, damages or liabilities, joint or several, (or actions in respect thereof) to which the Company or such officer or director or underwriter or other seller or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter, other seller of Restricted Securities and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; provided, further, that the liability of each seller hereunder shall be limited to the proceeds (net of underwriting discounts and commissions) received by such seller from the sale of Restricted Securities covered by such registration statement; provided, further, that the indemnity agreement contained in this Section 3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of such seller of Restricted Securities (which consent shall not be unreasonably withheld).

Notwithstanding anything else herein to the contrary, the foregoing indemnity with respect to any preliminary prospectus shall not inure to the benefit of any Member or underwriter or other aforementioned person, or any person controlling such Member or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus (x) was delivered to such Member by the

Company prior to the written confirmation of the sale to such person, but (y) was not sent or given by or on behalf of such Member or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 3. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party; provided that such fees and expenses shall be at the expense of the indemnifying party if (i) the indemnifying party shall have failed to retain counsel for the indemnified person as aforesaid or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity was sought hereunder by such indemnified party unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnification of underwriters provided for in this Section 3 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters as provided in Section 2(h).

(d) Contribution. If the indemnification provided for in Sections 3(a) and 3(b) above is unavailable or insufficient to hold harmless an indemnified party under such Sections in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the underwriters and the sellers of such Restricted Securities, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including, without limitation, the failure to give any notice under Section 3(c) above. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the underwriters and the sellers of such Restricted Securities, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of the Members agrees that it would not be just and equitable if contributions pursuant to this Section were determined by pro rata allocation (even if all of the sellers of such Restricted Securities were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this Section. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this Section, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section, the sellers of such Restricted Securities shall not be required to contribute any amount in excess of the amount, if any, by which the total price at which the Restricted Securities sold by each of them was offered to the public exceeds the amount of any damages which they are otherwise required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

SECTION 4. Rule 144. The Company agrees with the Members that, from and after the IPO Date, it shall file any and all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, or, if the Company is not thereafter required to file any such reports, it shall, upon the written request of any Member, make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act. Upon the written request of any Member, the Company shall promptly furnish to such Member a written statement by the Company as to its compliance with the reporting requirements set forth in this Section 4.

SECTION 5. Duration of Agreement. This Agreement shall survive so long as any Member owns any Restricted Securities.

SECTION 6. Exchange Act Registration. The Company shall use its best efforts to timely file with the Commission such information as the Commission may require under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and in such event, the Company shall use its best efforts to take all action pursuant to Rule 144(c) as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to such Common Units. The Company shall furnish to any Member forthwith upon written request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144(c), (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) such other publicly filed reports and documents as a Member may reasonably request in availing itself of any rule or regulation of the Commission allowing a Member to sell any such Restricted Securities without registration. The Company agrees to use its best efforts to facilitate and expedite transfers of the shares pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of shares and timely filing of all reports required to be filed with the Commission within any applicable time period (such as Form 10-K, Form 10-Q and Form 8-K).

SECTION 7. Transferability and Expiration of Registration Rights. The rights to cause the Company to register Restricted Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Member to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Member, (ii) is a Member’s family member or trust for the benefit of an individual Member, or (iii) after such assignment or transfer, holds at least ten percent (10%) of the original Restricted Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) (or if the transferring Member owns less than ten percent (10%) of such securities, then all Restricted Securities held by the transferring Member), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of Restricted Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including immediate family members of such partners or members who acquire Restricted Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 2. The registration rights set forth in Section 2 of this Agreement shall terminate and expire with respect to any Member (or any transferee or assignee thereof) at such time as such Member is not an affiliate of the Company at the time of any proposed sale or transfer and is otherwise eligible to sell to the public such Restricted Securities without the need of a registration statement pursuant to Rule 144(k) of the Securities Act.

SECTION 8. Miscellaneous.

(a) Additional Registration Rights. Without the consent of WCAS, the Company shall not grant any registration rights to any other person that are inconsistent or conflict with the registration rights granted hereunder.

(b) Headings. Headings of sections of this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

(c) Severability. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses contained herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law, and no other provision hereof shall be affected by such holding, limitation or reduction.

(d) Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations of the parties hereto shall not be assigned without the consent of WCAS, in the case of any assignment by the Company, or the Company, in the case of any assignment by any Member, and any attempted assignment in violation of this Section 6(d) shall be null and void; provided, that any Member’s rights hereunder are assignable to a transferee in connection with any transfer of Restricted Securities (including by means of transferring securities that are directly or indirectly convertible into or exercisable or exchangeable for Restricted Securities) so long as (i) such transferee expressly agrees to become bound hereby as a “Member” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Company and (ii) notice of such transfer is given to the Company and WCAS.

(e) Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supercedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended except by a writing signed by the Company and WCAS; provided, that no provision of this Agreement may be modified or amended in a manner materially adverse to a Member other than WCAS (in its capacity as a Member hereunder) if such modification or amendment affects such Member disproportionately relative to the other Members, other than with the written consent of such Member; provided, further, that, no provision of this Agreement may be modified or amended in a manner materially adverse to the Common Members if such modification or amendment affects such Common Members disproportionately relative to WCAS. Notwithstanding the foregoing, upon the written agreement of only the Company and WCAS, additional Members may be added to this Agreement. Any waiver of any provision of this Agreement must be in a writing signed by the party against whom enforcement of such waiver is sought.

(f) Notices. All notices, requests, instructions and other documents that are required to be or may be given or delivered pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or national overnight courier service, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

If to the Company, to it at:

13760 Noel Road, Suite 1100

Dallas, TX 75240

Facsimile: (972) 960-2726

Attention: Chief Executive Officer

with a copy to:

Welsh, Carson, Anderson & Stowe IX, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022

Attention: D. Scott Mackesy

Facsimile: (212) 893-9566

with an additional copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Attention: Othon A. Prounis, Esq.

Facsimile: (212) 841-5725

If to any Member, to such Member at its address set forth on Schedule I and Schedule II hereto; or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Such notices, requests, instructions and other documents shall be deemed given or delivered (i) five business days following sending by registered or certified mail, postage prepaid, (ii) one business day following sending by national overnight courier service, (iii) when sent, if sent by facsimile (but only if such facsimile is actually received) or (iv) when delivered, if delivered by hand.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any or all such counterparts may be executed by facsimile.

(h) Changes in Restricted Securities. If, and as often as, there are any changes in Restricted Securities by way of a dividend, distribution, split, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Restricted Securities as so changed and the Company shall make appropriate provision in connection with any merger, consolidation, reorganization or recapitalization that any successor to the Company (or resulting parent thereof) shall agree, as a condition to the consummation of any such transaction, to expressly assume the Company’s obligations hereunder.

(i) Specific Performance. Each party hereto agrees that a remedy at law for any breach or threatened breach by such party of this Agreement would be inadequate and therefore agrees that any other party hereto shall be entitled to specific performance of this Agreement in addition to any other available rights and remedies in case of any such breach or threatened breach.

(j) Governing Law. This Agreement and all disputes arising out of or relating to this Agreement, its subject matter, the performance by the parties of their respective obligations hereunder or the claimed breach hereof, whether in tort, contract or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law principles.

(k) Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the word “Section” refers to a Section of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and the Members have executed this Registration Rights Agreement as of the day and year first above written.

The Company:

I-MaCS Management, L.L.C.

By:	/s/ Harriett Flowers
	Name:	Harriett Flowers
	Title:	General Partner

The Preferred Investors:

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX ASSOCIATES LLC,
Its General Partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Managing Member

WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Treasurer

Patrick J. Welsh
Russell L. Carson
Bruce K. Anderson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
Jonathan M. Rather
Sanjay Swani
D. Scott Mackesy – IRA
John D. Clark
James R. Matthews
Sean M. Traynor
John Almeida, Jr.
Eric J. Lee
Michael E. Donovan
Brian Regan
David Mintz
Ankur Kumar
Clinton Biondo
Rona Drogy

By:	/s/ Jonathan Rather
Jonathan M. Rather
Individually and as Attorney-in-Fact

/s/ John K. Carlyle
John K. Carlyle

CORDILLERA INTEREST, LTD.
By:	Cordillera Interest I, Inc.,
Its General Partner

By:	/s/ John K. Carlyle
Name: John K. Carlyle
Title:

CC BPO INVESTORS, LLC

By:	/s/ James R. Stone
Name:	James R. Stone
Title:	Chief Executive Officer

/s/ Harriett Flowers
Harriett Flowers

/s/ Gary Cohen
Gary Cohen

IMACS INVESTORS PARTNERSHIP

By:	/s/ Harriett Flowers
Name:
Title:

B&F FAMILY ENTERPRISES, L.P.

By:	B&F Family Management, L.L.C.,
Its General Partner

By:	/s/ Harriett Flowers
Name:
Title:

COHEN FAMILY ENTERPRISES, L.P.

By:	Cohen Family Management, L.L.C.,
Its General Partner

By:	/s/ Gary Cohen
Name:	Gary Cohen
Title:	General Partner

SCHEDULE I

Preferred Investor	Address for Notices

Welsh, Carson, Anderson & Stowe IX, L.P.

WCAS Management Corp.

Patrick J. Welsh

Russell L. Carson

Bruce K. Anderson

Thomas E. McInerney

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

Jonathan M. Rather

Sanjay Swani

D. Scott Mackesy – IRA

John D. Clark

James R. Matthews

Sean M. Traynor

John Almeida, Jr.

Eric J. Lee

Michael E. Donovan

Brian Regan

David Mintz

Ankur Kumar

Clinton Biondo

Rona Drogy

c/o Welsh, Carson, Anderson & Stowe 320 Park Avenue, Suite 2500 New York, New York 10022 Attention: D. Scott Mackesy Fax: (212) 893-9566

John Carlyle	6 Cliff Trail Frisco, Texas 75034

Cordillera Interest, Ltd.	6 Cliff Trail Frisco, Texas 75034

CC BPO Investors, LLC	c/o Converge Capital 60 State Street, Suite 700 Boston, Massachusetts 02109 Attention: James Stone Fax: (617) 371-2950

SCHEDULE II

Common Member	Address for Notices
Harriet Flowers	Harriett Flowers c/o I-MaCS Management, L.L.C. 13760 Noel Road, Suite 1100 Dallas, Texas 75240 Telecopy: (972) 960-2726

Gary A. Cohen	Gary Cohen c/o I-MaCS Management, L.L.C. 13760 Noel Road, Suite 1100 Dallas, Texas 75240 Telecopy: (972) 960-2726

IMaCS Investors Partnership	IMaCS Investors Partnership c/o I-MaCS Management, L.L.C. 13760 Noel Road, Suite 1100 Dallas, Texas 75240 Attention: Harriett Flowers Telecopy: (972) 960-2726

B&F Family Enterprises, L.P.	B&F Family Enterprises, L.P. c/o I-MaCS Management, L.L.C. 13760 Noel Road, Suite 1100 Dallas, Texas 75240 Attention: Harriett Flowers Telecopy: (972) 960-2726

Cohen Family Enterprises, L.P.	Cohen Family Enterprises, L.P. c/o I-MaCS Management, L.L.C. 13760 Noel Road, Suite 1100 Dallas, Texas 75240 Attention: Gary Cohen Telecopy: (972) 960-2726